Exhibit 2.1

AMENDMENT NO. 2 TO THE BUSINESS COMBINATION AGREEMENT

This Amendment No. 2 to the Business Combination Agreement, (this “Amendment”), is made and entered into as of December 21, 2025 (the “Amendment Date”) by and among (i) Signing Day Sports, Inc., a Delaware corporation (“SGN”), (ii) BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (“Holdings”), (iii) One Blockchain LLC, a Delaware limited liability company (“One Blockchain”), (iv) BCDI Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), and (v) BCDI Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”). Each of SGN, Holdings, One Blockchain, Merger Sub I and Merger Sub II may be referred to in this Agreement as a “Party,” or collectively as the “Parties.”

WHEREAS the Parties are all of the parties to that certain Business Combination Agreement dated as of May 27, 2025, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of November 10, 2025 (as may be further amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, the Parties now desire to amend the Business Combination Agreement in accordance with the terms of this Amendment; and

WHEREAS, Section 11.8 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SGN and One Blockchain.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

2. Amendments.

(a)	Section 9.1(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(b) by written notice by either SGN or One Blockchain to the other if any of the conditions set forth in Article VIII have not been satisfied or waived by February 17, 2026 (the “Outside Date”); provided however that in the event that the Registration Statement shall have been declared effective by the SEC by the Outside Date, but the Closing shall not have occurred, the Outside Date shall be extended to April 30, 2026; provided, further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to One Blockchain, Holdings) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article VIII on or before the Outside Date;”

(b)	Section 7.16(j) of the Business Combination Agreement is hereby deleted in its entirety.

3. Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Business Combination Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or phrase or word(s) of like import referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, except that each reference to “the date of this Agreement” or phrase or word(s) of like import in the Business Combination Agreement as amended by this Amendment shall be understood to mean May 27, 2025. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Business Combination Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

4. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment, and any such electronically delivered signatures shall be deemed original for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

SIGNING SPORTS DAY, INC.

By:	/s/ Daniel Nelson
Name:	Daniel Nelson
Title:	Chief Executive Officer

ONE BLOCKCHAIN LLC

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

BCDI Merger Sub I Inc.

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

BCDI Merger Sub II LLC

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

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